EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-254985) and Form S-8 (Nos. 333-233288, 333-254581, and 333-263703) of Oncternal Therapeutics, Inc. (the Company) of our report dated March 7, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Diego, California

March 7, 2024